Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contact:

Carol Hausner
Executive Director, Investor Relations and Corporate Communications
ImmunoGen, Inc.
(781) 895-0600
info@immunogen.com

ImmunoGen, Inc. Reports Second Quarter Fiscal Year 2010 Financial Results

— Significant Pipeline Progress, Including Positive New Data and
Expanding Clinical Programs —

WALTHAM, MA, January 28, 2010 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products using its antibody expertise and Targeted Antibody Payload (TAP) technology, today announced financial results for the three-month period ended December 31, 2009 — the second quarter of the Company’s 2010 fiscal year (2QFY10).

“This past quarter was possibly ImmunoGen’s most significant to date,” commented Daniel Junius, President and CEO. “The positive clinical data reported with T-DM1 at the San Antonio Breast Cancer Symposium in December and with our IMGN901 compound at AACR-NCI-EORTC conference in November demonstrate the power of our TAP technology to make a real difference for patients with solid tumor cancers. We look forward to Genentech* discussing the T-DM1 data with the FDA, and to their evaluating next steps. We’re also pleased with the progress Genentech and Roche are making to expand the pivotal testing of T-DM1 into earlier stages of HER2-expressing breast cancer. The findings with IMGN901 support expanding its assessment for CD56-expressing solid tumors, and we’re now exploring the initiation of IMGN901 pivotal testing in 2011.”

Mr. Junius continued, “Favorable results also were reported with TAP compounds for the treatment of liquid tumors. The IMGN901 clinical data presented at the ASH meeting in December support further evaluation of this compound for use as a single agent to treat multiple myeloma and also its evaluation as part of a combination regimen, both of which we’re pursuing. The initial findings reported with SAR3419 and BT-062 in the treatment of non-Hodgkin’s lymphoma and multiple myeloma, respectively, also were highly encouraging.”

Clinical Pipeline Highlights

Trastuzumab-DM1 (T-DM1)

•                  For 3rd-line(1) treatment of HER2+ metastatic breast cancer (MBC) — Positive clinical data were reported in December from the Phase II trial evaluating T-DM1 for this use,

* Genentech is a wholly owned member of the Roche Group.

-more-

and Genentech noted its plans to discuss the data with the FDA. This is consistent with previous statements made by Genentech, which had said that if the findings from this trial were compelling, it would discuss an earlier approval pathway with the FDA. Additional data from this study are expected to be presented at an upcoming medical meeting.

•                  For 2nd-line(2) treatment of HER2+ MBC — Patient enrollment is on track in the Phase III trial (EMILIA) evaluating T-DM1 for this use.

•                  For 1st-line treatment of HER2+ MBC — Patient enrollment has been completed in the Phase II trial evaluating T-DM1 for this use, interim data from this trial are expected to be submitted for presentation at a medical meeting this year, and a 1st-line Phase III trial is targeted to begin mid-2010.

IMGN901

•                  For treatment of CD56+ solid tumors — The maximum tolerated dose (MTD) was established in the Phase I trial evaluating IMGN901 for the treatment of CD56+ solid tumors, and encouraging clinical data from this study were reported at a medical meeting in November 2009. The expansion phase of this study, which is underway, focuses on evaluating IMGN901 in cancers of particular interest — small-cell lung cancer, Merkel cell carcinoma, and ovarian cancer. The Company expects to report its development plan for IMGN901 in solid tumors in 1H2010.

•                  For treatment of CD56+ multiple myeloma (MM) — The MTD also has been established in the Phase I trial evaluating IMGN901 as a single agent for heavily pretreated MM, and encouraging clinical data were reported at a medical meeting in December 2009. Patient dosing is underway in the expansion phase of this trial, which evaluates the compound in less heavily pretreated patients. Patient recruitment also is underway in a Phase I trial evaluating IMGN901 for MM when used in combination with lenalidomide (Revlimid®) and dexamethasone.

SAR3419

•                  For treatment of CD19+ relapsed/refractory non-Hodgkin’s lymphoma — Encouraging findings were reported at a medical meeting in December 2009 from a Phase I trial evaluating SAR3419 when dosed every three weeks. A weekly dosing study also is underway. ImmunoGen expects SAR3419 to advance into Phase II in 2H2010.

BT-062

•                  For treatment of multiple myeloma — Favorable clinical data were reported at a medical meeting in December 2009 from a Phase I trial evaluating BT-062 when dosed every three weeks. A clinical trial that explores a more frequent dosing regimen has been filed with the FDA.

IMGN388, BIIB015

•                  For treatment of different types of solid tumors — Abstracts with the first clinical findings with these compounds were submitted to the American Society of Clinical Oncology (ASCO) for presentation at the annual meeting in 2Q2010.

Clinical Pipeline Expansion

•                  ImmunoGen expects two additional compounds to advance into clinical testing in 2010 through the Company’s collaboration with sanofi-aventis.

Financial Results

ImmunoGen reported a net loss of $13.0 million, or $0.23 per basic and diluted share, for 2QFY10 compared to a net loss of $7.1 million, or $0.14 per basic and diluted share, for the same period last year.

Revenues were $3.1 million in 2QFY10, compared to $9.3 million for the same period last year. Revenues in 2QFY10 include $1.3 million of research and development support fees, compared to $2.3 million for the same period last year. The difference is primarily due to a reduction in the amount earned from sanofi-aventis with the conclusion of its committed funding obligations in the second quarter of ImmunoGen’s 2009 fiscal year. Revenues in 2QFY10 also include $0.8 million of license and milestone fees and $1.0 million of clinical material reimbursement, compared to $4.8 million and $2.3 million, respectively, for the same quarter last year. The prior year period included a $4 million payment earned with the achievement of a clinical milestone by a partner.

Operating expenses in 2QFY10 were $16.1 million, compared to $16.4 million in the same period last year. Operating expenses in 2QFY10 include research and development expenses of $12.2 million and general and administrative expenses of $3.9 million, compared to $12.9 million and $3.5 million, respectively, for the same quarter last year.

ImmunoGen had approximately $52.4 million in cash and marketable securities as of December 31, 2009, compared with $71.1 million as of June 30, 2009, and had no debt outstanding in either period. During the first six months of fiscal 2010, cash used in operations was $20.3 million, compared to $0.4 million during the same period last year. The increase in cash used was driven by the greater net loss, the timing of payment of incentive compensation, and a reduced amount of upfront payments received from partners compared to the same period last year. Capital expenditures were $0.9 million for the first six months of fiscal year 2010 compared to $1.0 million for the same period in fiscal 2009.

Financial Guidance

ImmunoGen expects its net loss for its fiscal year ending June 30, 2010 to be between $53-56 million, compared to previous guidance of $44-47 million. The Company expects its cash used in operations to be between $38-41 million, compared to previous guidance of $32-35 million. Capital expenditures are anticipated to be between $1-2 million, unchanged from previous guidance. Cash and marketable securities at June 30, 2010 are anticipated to be between $33-35 million, compared to previous guidance of $38-40 million.

“Our updated guidance reflects changes in the expected timing of certain milestone payments and expenses,” commented Gregory Perry, Senior Vice President and Chief Financial Officer. “While we continue to closely manage our expenses, we’re accelerating certain investments in IMGN901 clinical supplies — moving them forward into our 2010 fiscal year — to ensure that the availability of materials doesn’t become limiting to the aggressive clinical program we’re implementing.”

Mr. Perry continued, “Driven principally by data from our and our partners’ clinical trials, we’re seeing substantially greater interest in our TAP technology and proprietary product programs. We continue to expect that business development can be a source of non-dilutive financing for ImmunoGen in 2010.”

About ImmunoGen’s Targeted Antibody Payload (TAP) Technology

We use tumor-targeting manufactured antibodies to deliver one of our highly potent cell-killing agents specifically to cancer cells to kill tumors while avoiding the damage to healthy tissue seen with untargeted therapies.

Our cell-killing agents (e.g., DM1, DM4) are 1,000 — 10,000-fold more potent than traditional chemotherapy drugs and are designed for attachment to antibodies using one of our engineered linkers. Our linkers keep the cell-killing agent attached to the antibody while it is traveling through the bloodstream to the tumor sites and control the agent’s release and activation once inside a cancer cell.

We use our cell-killing agents and linkers with our own antibodies to create compounds for our own product pipeline. We also outlicense our technology.

About the Pipeline Compounds Discussed

T-DM1 consists of our DM1 cell-killing agent attached to Genentech’s HER2-targeting antibody, trastuzumab, and was created under a technology license between the companies. T-DM1 is in global development by Genentech and Roche.

IMGN901 consists of our DM1 attached to our CD56-targeting antibody. It is wholly owned by ImmunoGen and is a potential treatment for CD56+ cancers, including small-cell lung cancer, Merkel cell carcinoma, ovarian cancer, carcinoid/neuroendocrine tumors, and multiple myeloma.

SAR3419 consists of our DM4 attached to a CD19-targeting antibody developed by ImmunoGen. We licensed SAR3419 to sanofi-aventis as part of a broader collaboration and it is in development by sanofi-aventis.

BT-062 consists of our DM4 attached to Biotest’s CD138-targeting antibody. It is in development by Biotest. ImmunoGen has certain opt-in rights to this compound.

IMGN388 consists of our DM4 attached to an integrin-targeting antibody developed by Centocor. It is in development by ImmunoGen. Centocor has certain opt-in rights to this compound.

BIIB015 consists of our DM4 attached to Biogen Idec’s Cripto-targeting antibody. It is in development by Biogen Idec.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cancer-cell killing agents. The Company’s TAP technology uses antibodies to deliver one of ImmunoGen’s cancer-cell killing agents specifically to tumor targets. In addition to the Company’s product pipeline, compounds utilizing the TAP technology are in clinical testing through ImmunoGen’s collaborations with Genentech, sanofi-aventis, Biogen Idec and Biotest. The most advanced compound, T-DM1, is in Phase III testing being conducted by Genentech and Roche. Other ImmunoGen collaborative partners include Bayer HealthCare and Amgen. More information about ImmunoGen can be found at www.immunogen.com.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2010 fiscal year; its cash and marketable securities as of June 30, 2010; the advancement of trastuzumab-DM1 (T-DM1) including the occurrence and timing of potential regulatory submissions; the Company’s and its collaboration partners’ clinical trial activity and presentation of clinical data; and the Company’s partnering activities. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes as well as the research processes of potential collaboration partners; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and other reports filed with the Securities and Exchange Commission.

(1) Patients must have had prior treatment with at least two lines of anti-HER2 therapy in the metastatic setting, and must have received an anthracycline, a taxane, trastuzumab, lapatinib and capecitabine in the neoadjuvant, adjuvant, locally advanced or metastatic setting.

(2) Patients must have received prior treatment that included both a taxane (alone or in combination with another agent) and trastuzumab in the adjuvant, locally advanced or metastatic setting.

Revlimid® is a registered trademark of Celgene Corporation.

- Financials Follow -

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
	2009	2009
ASSETS

Cash, cash equivalents and marketable securities	$52,433	$71,125
Other assets	28,104	29,579

Total assets	$80,537	$100,704

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$11,575	$11,128
Long-term portion of deferred revenue and other long-term liabilities	22,643	22,719
Shareholders’ equity	46,319	66,857

Total liabilities and shareholders’ equity	$80,537	$100,704

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues:
License and milestone fees	$827	$4,766	$2,658	$6,989
Clinical materials reimbursement	998	2,285	1,484	2,981
Research and development support	1,283	2,283	2,065	5,490

Total revenues	3,108	9,334	6,207	15,460

Expenses:
Research and development	12,211	12,888	24,399	24,748
General and administrative	3,886	3,521	7,478	7,199

Total operating expenses	16,097	16,409	31,877	31,947

Loss from operations	(12,989)	(7,075)	(25,670)	(16,487)

Other (loss)/income, net	(19)	(129)	125	(113)

Loss before taxes	(13,008)	(7,204)	(25,545)	(16,600)

(Benefit)/provision for income taxes	—	(101)	(162)	(100)

Net loss	$(13,008)	$(7,103)	$(25,383)	$(16,500)

Net loss per common share, basic and diluted	$(0.23)	$(0.14)	$(0.44)	$(0.32)

Average common shares outstanding, basic and diluted	57,156	50,822	57,094	50,802